Exhibit 99.1
                                  ------------

News Release                                     Contacts:
------------                                     ---------

                                                 Jeffrey Goldberger
                                                 Investor Relations for SoftNet
                                                 Stern & Co.
                                                 212-888-0044
                                                 goldberg@sternco.com

                                                 Douglas Sinclair
                                                 Chief Financial Officer
                                                 SoftNet Systems
                                                 415 365 2504
                                                 dsinclair@softnet.com



   SoftNet Systems, Inc. Reports Conversion of Series B Convertible Preferred
                                     Stock


San Francisco, Calif., March 5, 1999--SoftNet Systems, Inc. (AMEX: SOF), today filed an 8-K with the Securities and Exchange Commission reporting that between February 22 and February 26, 1999, the entirety of SoftNet's Series B Convertible Preferred Stock was converted into an aggregate of 782,352 shares of common stock. The Series B Convertible Preferred Stock was issued in conjunction with a $10 million private placement completed on May 29, 1998.

The Series A Convertible Preferred Stock had previously been converted into 712,964 shares of common stock during April and November of 1998.

About SoftNet Systems, Inc.
SoftNet  Systems,  Inc. is a leading  high-speed  broadband  Internet access and content services company focused on partnering with small to mid-sized cable operators. Through its ISP Channel, the company provides a complete turnkey Internet service to cable affiliate partners. Complementing the affordable high-speed Internet access made available by the company, is its LOCALE service, a series of local user-friendly community e-commerce, information and entertainment portals built around local retailers and community organizations in service areas of each participating cable partner. Through its Intellicom subsidiary, the company markets a satellite-based VSAT high-speed commercial Internet link called T1 Plus.

Intellicom also provides SoftNet with unique cost-saving technology through these VSAT links to SoftNet's network operations center (NOC), which replace more expensive terrestrial telecommunications data lines. SoftNet's NOC is located in Silicon Valley, while its corporate headquarters is located in San Francisco.

For  further   information   about  SoftNet  and  its  services,   please  visit
www.softnet.com and www.ispchannel.com.



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Safe Harbor  statement  under the Private  Securities  Litigation  Reform Act of
1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings.